Exhibit 99.1

September 4, 2014

Ernest LaPorte

3595 Gomer Street

Yorktown Heights, N.Y. 10598

Dear Ernie,

We are pleased to offer you the position of SVP, Chief Accounting Officer, at Ascena Retail Group, Inc. (“Ascena”). This position will be based in Mahwah, NJ. You will report directly to David Jaffe, President and CEO of Ascena Retail Group, Inc. (“Ascena”) on an interim basis until ascena’s Chief Financial Officer is appointed.

This offer is based upon a mutually acceptable start date, to be determined and contingent on a satisfactory background check. The plan design of the company’s benefits package is subject to change at any time.

Base Salary, Incentive, Stock and Miscellaneous

•	Your annualized salary will be $350,000 (paid bi-weekly). This position is classified as “exempt”. You will be eligible for your first merit evaluation September 2015.

•	Annually, you will be eligible for a target bonus of 50% of your base salary (pays up to a maximum of 200%) which is based on a combination of individual performance and company results. The bonus will be paid out in two portions following the end of each six month fiscal season (Fall and Spring). The Fall season is weighted at 40%; the Spring season is weighted at 40%; and Individual Performance Goals are weighted at 20%. Your first eligibility will begin the first half of FY15 (Fall 2014). Your Fall Season FY15 opportunity will be 40% of your annual target (no proration based on date of hire) paid at the conclusion of the season, usually in March. The bonus stipulates that you must be employed by Ascena at the time of the bonus payout.

•	You will be recommended to receive 10,000 non-qualified stock options of Ascena Common Stock (symbol ASNA) under the Company’s stock option plan. This recommendation will be made at the next, regularly scheduled quarterly Compensation Committee Meeting of the Board of Directors, after your start date. As of the date of this approval, these options will be granted and the price will be determined. Vesting will begin on the one year anniversary of the approval date, and these options will have a 3 year vesting schedule with 33% vesting each year.

•	Stock options are generally awarded in the first quarter of the fiscal year (typically in September). You will be eligible to be considered for additional stock options in Fall 2015 (subject to Board of Directors approval). The price and timing of the options will be established by the Board of Directors. These options will be vested over 4 years with 25% vested at the end of each year. Going forward, you will be eligible for options on an annual basis.

•	You will be recommended to receive 2,500 Cash-Settled 2015 Long Term Incentive Plan Opportunity Awards (Cash-LTIP). This Plan awards the Cash-LTIP at the end of a 3-year performance period based on the level of achievement of company financial goals established at the beginning of the performance period. The Cash-LTIP will be paid out and vest upon Compensation Committee approval at the conclusion of the 3-year performance period. Each year the company intends to offer a new 3-year LTI Plan.

Deferred Compensation / ERP:

ERP is a non-qualified deferred compensation plan for Executives and Senior Management Team members sponsored by the Ascena Retail Group, Inc.  Beginning January 1, 2015 you may participate in the deferred compensation retirement program.  The company will offer a match of a total of 5% of your total cash compensation including base, incentive compensation and LTIP.  You are classified as a Highly Compensated Employee (HCE), and therefore, we offer two options by which you can defer compensation.

ERP program is a non-qualified deferred compensation plan, and the 401(k) program is a qualified deferred compensation plan.

•	The ERP provides you with the following benefits:
o	Ability to defer up to 95% of your base salary and bonus through payroll deductions
o	First 5% of your base salary and bonus that you defer will be matched at 100%
o	Earnings accumulate tax deferred
o	No excise tax penalties for early distribution
o	Over 20 self-directed investment funds

Ascena 401(k) Plan:

•	Following 1 year of service you will also be eligible to participate in Ascena’s 401(k) Safe Harbor Plan
•	The Plan is administered through Mass Mutual
•	Vesting in the plan is immediate
•	In the 401(k) Plan, you will receive 100% of the first 3% that you save; 50% of the next 2% that you save. The maximum match is 4% of your total cash compensation (base and bonus) for the year.

**Please note that there will be some coordination between your ERP/401(k) based on eligibility and concurrent participation.

Time Off Awards

•	Vacation: You will accrue and be awarded vacation time with each pay period. The payroll system will calculate your accrual each pay period up to 20 days per year.
•	Choice Time: You will be awarded 7 days of Choice time on the date of hire. You will be awarded Choice time each February 1st thereafter. You may use Choice time any way you want (e.g. if you’re sick, to care for a child, or simply as a day off). All unused Choice time as of January 31st each year, will be carried forward into Sick Bank. You may accrue up to 300 hours of unused Choice time in Sick Bank. Sick Bank may be used for an illness for yourself or for a family member after you have exhausted all of your Choice time awarded for the year. Sick Bank time may also be used when you are on an approved family or medical leave. Choice days and Sick Bank days are not payable upon termination.
•	Holiday pay for the following days: New Year's, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving and Christmas. Holiday pay is not payable upon termination.

Benefits

•	Details of the complete benefit package are included in our Benefits Guide, see attached. At a glance, these benefits include:
o	Medical and Prescription
o	Dental
o	Vision
o	Life Insurance
o	Short-Term and Long-Term Disability
o	Adoption Assistance
o	Flexible Spending Account or Health Savings Account

Severance Benefits

•	If you are terminated without Cause within the first 12 months of your employment you will receive separation pay for up to 12 months, 100% company-paid COBRA benefits during the severance period and outplacement services not to exceed $8,500. Thereafter, you will be eligible to participate in the Company’s Executive Severance Plan that provides you with severance benefits if your employment is terminated due to a Change of Control or for a termination without Cause. If you are terminated without Cause you will receive salary continuation for a minimum of 6 months with 100% company paid COBRA benefits and Outplacement Services not to exceed $8,500.

Employment with Ascena Retail Group, Inc. is "at will," which means that you or Ascena Retail Group, Inc. may terminate your employment at any time, for any reason or no reason, with or without cause, and with or without prior notice or prior disciplinary action.  No representatives of Ascena Retail Group, Inc. may enter into any agreement to alter your at will status or otherwise create any contract between you and Ascena Retail Group, Inc., unless signed in writing by the Chief Executive Officer, President and Director, Ascena Retail Group Inc., or the Executive Vice President, Human Resources.  This offer letter is not intended to create and shall not be construed as creating a contract of employment.

Ernie, we believe you will be an outstanding addition to the Ascena team.  I am confident that you will find the position challenging and that you will have the opportunity to continue your professional growth.

If you agree with our offer as specified above, please sign both copies, keep one for your records and return one to Donna VanCourt via email (Donna.VanCourt@ascenaretail.com) or scanned copy and return an original to me by mail to the address below. We are looking forward to the beginning of a mutually beneficial association!

Sincerely,

/s/ David Jaffe

David Jaffe, President & CEO

Ascena Retail Group, Inc.

933 MacArthur Blvd.

Mahwah, NJ, 07430

AGREED AND ACCEPTED:

/s/ Ernie LaPorte	September 4, 2014
Ernie LaPorte	Date